Exhibit (m)(iii)(4)

Amendment No. 3 to Marketing Agreement

This Amendment No. 3 (this “Amendment”) to the Marketing Agreement, as amended, (the “Agreement”), by and between The Select Sector SPDR® Trust, a Massachusetts business trust (the “Trust”) and ALPS Fund Services, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”), is dated as of October 20, 2017.

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement to reflect a new fee tier on Aggregate Net Assets (as defined in the Agreement) over $125 billion.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.    Effective October 1, 2017, the parties hereto agree to restate section 5 of the Agreement in its entirety as set forth on Exhibit A hereto.

2.    Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SELECT SECTOR SPDR® TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Ellen M. Needham	By:	/s/ Jeremy May
Name:	Ellen M. Needham	Name:	Jeremy May
Title:	President	Title:	President

Exhibit A to Amendment No. 3

5.    Compensation and Marketing Budget.

Subject to the terms and conditions of the 12b-1 Plans, each Fund will pay to ALPS a fee for its services hereunder, calculated daily and payable monthly, equal to such Fund’s allocable portion of the aggregate fees payable by the Funds, as follows:

(a)	0.0325% per annum of the aggregate daily net assets of all Funds (“Aggregate Net Assets”) up to Aggregate Net Assets up to $9 Billion;

(b)	0.0275% per annum of the Aggregate Net Assets over $9 Billion and up to $20 Billion;

(c)	0.0250% per annum of the Aggregate Net Assets over $20 Billion and up to $30 Billion.

(d)	0.0200% per annum of the Aggregate Net Assets over $30 Billion and up to $50 Billion;

(e)	0.0175% per annum of the Aggregate Net Assets over $50 Billion and up to $75 Billion;

(f)	0.0150% per annum of the Aggregate Net Assets over $75 Billion and up to $100 Billion;

(g)	0.0125% per annum of the Aggregate Net Assets over $100 Billion and up to $125 Billion; and

(h)	0.0100% per annum of the Aggregate Net Assets over $125 Billion.